Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Earnings Per Share Increases 36% to $0.57 for Second Fiscal Quarter of 2018
•	Earnings Per Share Increases 22% to $1.05 for the First Six Months of Fiscal 2018
•	Total Assets Reach $1 Billion
•	Announces $0.13 Regular Dividend and $0.10 Special Dividend

HOQUIAM, WA – April 24, 2018 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported net income increased 36% to $4.27 million, or $0.57 per diluted common share, for its second fiscal quarter ended March 31, 2018, from $3.13 million, or $0.42 per diluted common share, for the quarter ended March 31, 2017, and increased 18% from $3.61 million, or $0.48 per diluted common share, for the preceding quarter ended December 31, 2017.

For the first six months of fiscal 2018, Timberland earned $7.88 million, or $1.05 per diluted common share, an increase in net income of 26% and an increase in earnings per diluted common share ("EPS") of 22% from $6.28 million, or $0.86 per diluted common share, reported for the first six months of fiscal 2017.

Timberland's Board of Directors also declared a quarterly cash dividend to shareholders of $0.13 per common share and a special one-time dividend of $0.10 per common share payable on May 25, 2018, to shareholders of record on May 11, 2018.

"We have continued to emphasize our operations along Western Washington's economically important I-5 corridor and, correspondingly, have continued to significantly and consistently improve the Company's financial metrics year over year," said Michael Sand, President and CEO.  "We have expended considerable efforts developing and profitably growing our franchise within our primary markets and have specifically focused on increasing core deposits.  Particular attention has been devoted to growing transaction account balances, and we have successfully expanded this segment of our funding base.  Strong economic conditions persist in the northwest markets we serve, and we see ample opportunity for the continued profitable growth of our franchise."

"Additionally, based on a number of factors, including the Company's sustained strong financial performance, Timberland's Board of Directors voted to pay a one-time special dividend of $0.10 per share in addition to the regular $0.13 per share quarterly dividend.  This special dividend marks the third special dividend the Company has paid in the past three years."

Second Fiscal Quarter 2018 Earnings and Balance Sheet Highlights (at or for the period ended March 31, 2018, compared to December 31, 2017, or March 31, 2017):

   Earnings Highlights:
•	Net income increased 36% to $4.27 million from $3.13 million for the comparable quarter one year ago and increased 18% from $3.61 million for the preceding quarter;
•	EPS for the first six months of fiscal 2018 increased 22% to $1.05 from $0.86 for the first six months of fiscal 2017;
•	Return on average equity and return on average assets for the current quarter increased to 14.79% and 1.75%, respectively;
•	Operating revenue increased 13% from the comparable quarter one year ago;
•	Net interest margin improved to 4.19% from 3.88% for the comparable quarter one year ago; and
•	Efficiency ratio improved to 56.83% for the current quarter from 60.67% for the comparable quarter one year ago.

   Balance Sheet Highlights:
•	Total assets increased 6% year-over-year reaching $1 billion;
•	Increased net loans receivable 5% year-over-year;
•	Increased total deposits 9% year-over-year;

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

•	Decreased non-performing assets 18% year-over-year and 16% from the prior quarter; and
•	Increased book and tangible book (non-GAAP) values per common share to $15.95 and $15.18, respectively, at March 31, 2018.

Operating Results

Operating revenue (net interest income before the recapture of loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment ("OTTI") charges (recoveries) on investment securities) increased 12% for the current quarter to $12.69 million from $11.30 million for the comparable quarter one year ago and increased 1% from $12.55 million for the preceding quarter.  Operating revenue increased 11% to $25.24 million for the first six months of fiscal 2018 from $22.83 million for the comparable period one year ago.

Net interest income for the current quarter increased 14% to $9.62 million from $8.45 million for the comparable quarter one year ago and increased 2% from $9.43 million for the preceding quarter.  The increase in net interest income compared to the preceding quarter was primarily due to an increase in average total interest-earning assets and an increase in the yield earned on average total interest-earning assets and was partially offset by an increase in the cost of interest-bearing deposits.  The increase in net interest income relative to the comparable quarter one year ago was also partially due to paying off FHLB borrowings and eliminating the associated interest expense.  For the first six months of fiscal 2018 net interest income increased 14% to $19.06 million from $16.76 million for the first six months of fiscal 2017.

The net interest margin ("NIM") for the current quarter improved to 4.19% from 3.88% for the comparable quarter one year ago and matched the 4.19% recorded for the preceding quarter.  The NIM for the current quarter was increased by approximately six basis points due to the collection of a $134,000 loan prepayment penalty and the collection of $2,000 of non-accrual interest.  The NIM for the comparable quarter one year ago was increased by approximately nine basis points due to the collection of $204,000 of non-accrual interest and the NIM for the preceding quarter was increased by approximately two basis points due to the collection of $45,000 of non-accrual interest. Timberland's net interest margin for the first six months of fiscal 2018 improved to 4.19% from 3.90% for the first six months of fiscal 2017.

Non-interest income increased 8% to $3.08 million for the current quarter from $2.85 million for the comparable quarter one year ago and decreased 2% from $3.14 million for the preceding quarter.  The decreased non-interest income for the current quarter compared to the preceding quarter was primarily due to a decrease in service charges on deposits and a decrease in gain on sales of loans, which was partially offset by an increase in ATM and debit card interchange transaction fees.  Fiscal year-to-date non-interest income increased 2% to $6.22 million from $6.07 million for the first six months of fiscal 2017.

Total operating expenses for the current quarter increased 5% to $7.22 million from $6.86 million for the comparable quarter one year ago and increased 1% from $7.18 million for the preceding quarter.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to an increase in salaries and employee benefits and smaller increases in several other categories.  These increases were partially offset by a $113,000 gain on the sale of excess land.  The efficiency ratio for the current quarter improved to 56.83% compared to 57.08% for the preceding quarter and 60.67% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 5% to $14.40 million from $13.67 million for the first six months of fiscal 2017.  The efficiency ratio improved for the first six months of fiscal 2018 to 56.96% from 59.86% for the first six months of fiscal 2017.

The provision for income taxes decreased $565,000 to $1.22 million from $1.78 million for the preceding quarter and was impacted by the Tax Cuts and Jobs Act Legislation which was signed into law on December 22, 2017.  As a result of the new legislation (which decreases the federal corporate income tax rate to 21.0% from 35.0%), Timberland recorded a one-time income tax expense of $548,000 in conjunction with writing down its net deferred tax asset ("DTA") during the quarter ended December 31, 2017.  Since Timberland is a September 30th fiscal year-end corporation, it will use a blended tax rate of 24.5% for the fiscal year ending September 30, 2018, and a 21.0% rate thereafter.  Timberland's effective tax rate for the quarter ended March 31, 2018, was 22.2%.

Balance Sheet Management

Total assets increased $7.31 million, or 1%, to $1.00 billion at March 31, 2018, from $993.90 million at December 31, 2017.  The increase was primarily due to a $3.87 million increase in net loans receivable and loans held for sale, and a $3.20 million increase in total cash and cash equivalents.  These increases were primarily funded by increased deposits.

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment and available for sale investment securities, was 25.3% of total liabilities at March 31, 2018, compared to 25.1% at December 31, 2017, and 24.0% one year ago.

Net loans receivable increased $3.30 million, or 1%, to $708.57 million at March 31, 2018, from $705.27 million at December 31, 2017.  The increase was primarily due to an $8.76 million increase in commercial real estate loans, a $3.62 million increase in speculative one- to four-family loans, a $3.17 million increase in commercial construction loans, a $2.95 million increase in land development loans, a $1.34 million decrease in the undisbursed portion of construction loans in process and smaller increases in several other categories.  These increases were partially offset by a $6.21 million decrease in multi-family loans, a $4.14 million decrease in one- to four-family construction loans, a $4.11 million decrease in one- to four-family mortgage loans and smaller decreases in several other categories.

LOAN PORTFOLIO
($ in thousands)	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$112,862	14%	$116,976	15%	$122,889	16%
Multi-family	55,157	7	61,366	8	63,181	8
Commercial	341,845	43	333,085	42	325,120	44
Construction - custom and
owner/builder	119,230	15	123,365	15	99,304	13
Construction - speculative one-to four-family	10,876	1	7,253	1	5,311	1
Construction - commercial	25,166	3	22,000	3	10,762	2
Construction - multi-family	24,812	3	24,601	3	11,057	2
Construction – land
development	2,950	--	--	--	--	--
Land	20,602	3	21,122	2	25,866	3
Total mortgage loans	713,500	89	709,768	89	663,490	89

Consumer loans:
Home equity and second
mortgage	38,124	5	38,975	5	38,024	5
Other	3,646	1	4,050	--	3,527	--
Total consumer loans	41,770	6	43,025	5	41,551	5

Commercial business loans (b)	43,465	5	43,993	6	42,603	6
Total loans	798,735	100%	796,786	100%	747,644	100%
Less:
Undisbursed portion of
construction loans in
process	(78,108)		(79,449)		(59,724)
Deferred loan origination
fees	(2,515)		(2,504)		(2,251)
Allowance for loan losses	(9,544)		(9,565)		(9,590)
Total loans receivable, net	$708,568		$705,268		$676,079
______________________
(a)	Does not include one- to four-family loans held for sale totaling $3,981, $3,236 and $5,542 at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.
(b)	Does not include commercial business loans held for sale totaling $171 and $256 at December 31, 2017, and March 31, 2017, respectively.

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

Timberland originated $78.99 million in loans during the quarter ended March 31, 2018, compared to $79.50 million for the comparable quarter one year ago and $82.51 million for the preceding quarter.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also (on a much smaller volume) periodically sells the guaranteed portion of U.S. Small Business Administration ("SBA") loans.  During the second quarter of fiscal 2018 fixed-rate one- to four-family mortgage loans and SBA loans totaling $15.31 million were sold compared to $15.01 million for the comparable quarter one year ago and $15.91 million for the preceding quarter.

Timberland's investment securities and other investments increased $965,000, or 9%, to $12.26 million at March 31, 2018, from $11.30 million at December 31, 2017, primarily due to the purchase of a $1.11 million agency investment security.

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$222,302	25%	$210,108	24%	$186,239	23%
NOW checking	227,075	26	218,422	25	214,488	27
Savings	147,750	17	142,660	16	138,518	17
Money market	130,844	15	156,665	18	118,791	15
Money market – brokered	10,363	1	10,796	1	8,665	1
Certificates of deposit under $250	121,157	14	118,017	14	123,671	15
Certificates of deposit $250 and over	17,720	2	16,208	2	15,268	2
Certificates of deposit – brokered	3,200	--	3,198	--	3,212	--
Total deposits	$880,411	100%	$876,074	100%	$808,852	100%

Total deposits increased $4.34 million, or 1%, to $880.41 million at March 31, 2018, from $876.07 million at December 31, 2017.  This increase was primarily due to a $13.19 million increase in non-interest-bearing demand account balances, an $8.65 million increase in NOW checking account balances, a $5.09 million increase in savings account balances and a $4.65 million increase in certificates of deposit account balances.  These increases were partially offset by a $25.82 million decrease in money market account balances.  The decrease in money market account balances was primarily due to a commercial customer withdrawing funds in January 2018 that were initially deposited in December 2017.

Shareholders' Equity

Total shareholders' equity increased $3.73 million to $117.84 million at March 31, 2018, from $114.11 million at December 31, 2017.  The increase in shareholders' equity was primarily due to net income of $4.27 million for the quarter, which was partially offset by dividend payments to shareholders of $959,000.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 18.01% and a Tier 1 leverage capital ratio of 11.66% at March 31, 2018.

No provision for loan losses was made for the quarters ended March 31, 2018, and December 31, 2017.  Timberland recorded a $250,000 loan loss reserve recapture during the comparable quarter one year ago.  Net charge-offs totaled $21,000 for the current quarter compared to a net recovery of $12,000 for the preceding quarter and net charge-offs of $3,000 for the comparable quarter one year ago.  The allowance for loan losses was 1.33% of loans receivable at March 31, 2018, compared to 1.34% at December 31, 2017, and 1.40% at March 31, 2017.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased 5% to $3.29 million at March 31, 2018, from $3.12 million at December 31, 2017, and increased 23% from $2.66 million one year ago.  Non-accrual loans decreased 9% to $1.93 million at March 31, 2018, from $2.11 million at December 31, 2017, and increased 2% from $1.89 million one year ago.

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

NON-ACCRUAL LOANS	March 31, 2018		December 31, 2017		March 31, 2017
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$801	6	$947	8	$820	6
Commercial	370	3	402	3	314	1
Land	395	4	395	4	296	2
Total mortgage loans	1,566	13	1,744	15	1,430	9

Consumer loans:
Home equity and second
mortgage	185	4	188	4	383	5
Other	--	--	--	--	27	1
Total consumer loans	185	4	188	4	410	6
Commercial business	181	2	181	2	54	2
Total loans	$1,932	19	$2,113	21	$1,894	17

OREO and other repossessed assets decreased 23% to $2.22 million at March 31, 2018, from $2.89 million at December 31, 2017, and decreased 26% from $3.01 million at March 31, 2017.  At March 31, 2018, the OREO and other repossessed asset portfolio consisted of 13 individual real estate properties.  During the quarter ended March 31, 2018, one OREO property and one recreational vehicle were sold for a net gain of $81,000.

OREO and OTHER REPOSSESSED ASSETS	March 31, 2018		December 31, 2017		March 31, 2017
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$--	--	$516	1	$411	2
Commercial	287	1	332	1	637	3
Land	1,934	12	2,026	12	1,957	12
Consumer	--	--	13	1	--	--
Total	$2,221	13	$2,887	15	$3,005	17

The non-performing assets to total assets ratio improved to 0.46% at March 31, 2018, from 0.55% at December 31, 2017, and 0.60% one year ago.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets equal total assets less goodwill.

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2018	December 31, 2017	March 31, 2017

Shareholders' equity	$117,843	$114,112	$104,829
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$112,193	$108,462	$99,179

Total assets	$1,001,201	$993,895	$946,682
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$995,551	$988,245	$941,032

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2018	2017	2017
Interest and dividend income
Loans receivable	$9,484	$9,328	$8,840
Investment securities	39	58	68
Dividends from mutual funds and FHLB stock	26	26	12
Interest bearing deposits in banks	741	623	379
Total interest and dividend income	10,290	10,035	9,299

Interest expense
Deposits	666	601	545
FHLB borrowings	--	--	302
Total interest expense	666	601	847
Net interest income	9,624	9,434	8,452

Recapture of loan losses	--	--	(250)
Net interest income after recapture of loan losses	9,624	9,434	8,702

Non-interest income
Service charges on deposits	1,132	1,179	1,090
ATM and debit card interchange transaction fees	883	845	793
Gain on sale of loans, net	470	521	406
Bank owned life insurance ("BOLI") net earnings	137	136	136
Servicing income on loans sold	117	116	99
Recoveries on investment securities, net	13	22	--
Other	330	318	327
Total non-interest income	3,082	3,137	2,851

Non-interest expense
Salaries and employee benefits	4,001	3,950	3,755
Premises and equipment	799	768	776
Gain on disposition of premises and equipment, net	(113)	--	--
Advertising	176	209	167
OREO and other repossessed assets, net	91	113	(12)
ATM and debit card processing	318	331	350
Postage and courier	131	105	120
State and local taxes	168	161	152
Professional fees	243	218	199
FDIC insurance	75	65	107
Loan administration and foreclosure	92	79	(1)
Data processing and telecommunications	495	467	464
Deposit operations	252	278	240
Other, net	493	432	540
Total non-interest expense, net	7,221	7,176	6,857

Income before income taxes	5,485	5,395	4,696
Provision for income taxes	1,216	1,781	1,568
Net income	$4,269	$3,614	$3,128

Net income per common share:
Basic	$0.58	$0.49	$0.44
Diluted	0.57	0.48	0.42

Weighted average common shares outstanding:
Basic	7,328,127	7,312,531	7,135,083
Diluted	7,512,058	7,508,169	7,379,353

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2018	2017
Interest and dividend income
Loans receivable	$18,812	$17,628
Investment securities	96	138
Dividends from mutual funds and FHLB stock	52	37
Interest bearing deposits in banks	1,364	660
Total interest and dividend income	20,324	18,463

Interest expense
Deposits	1,266	1,088
FHLB borrowings	--	610
Total interest expense	1,266	1,698
Net interest income	19,058	16,765

Recapture of loan losses	--	(250)
Net interest income after recapture of loan losses	19,058	17,015

Non-interest income
Service charges on deposits	2,310	2,195
ATM and debit card interchange transaction fees	1,727	1,593
Gain on sale of loans, net	992	1,095
BOLI net earnings	273	274
Servicing income on loans sold	233	196
Recoveries on investment securities, net	36	--
Other	648	715
Total non-interest income	6,219	6,068

Non-interest expense
Salaries and employee benefits	7,950	7,435
Premises and equipment	1,567	1,531
Gain on disposition of premises and equipment, net	(113)	--
Advertising	386	329
OREO and other repossessed assets, net	204	18
ATM and debit card processing	648	662
Postage and courier	237	214
State and local taxes	329	308
Professional fees	460	399
FDIC insurance	141	221
Loan administration and foreclosure	171	93
Data processing and telecommunications	962	914
Deposit operations	530	549
Other, net	925	995
Total non-interest expense, net	14,397	13,668

Income before income taxes	$10,880	$9,415
Provision for income taxes	2,997	3,140
Net income	$7,883	$6,275

Net income per common share:
Basic	$1.08	$0.90
Diluted	1.05	0.86

Weighted average common shares outstanding:
Basic	7,320,243	6,997,420
Diluted	7,510,092	7,306,644

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2018	2017	2017
Assets
Cash and due from financial institutions	$15,508	$16,952	$17,060
Interest-bearing deposits in banks	153,897	149,255	130,980
Total cash and cash equivalents	169,405	166,207	148,040

Certificates of deposit ("CDs") held for investment, at cost	52,938	53,528	52,934
Investment securities:
Held to maturity, at amortized cost	8,070	7,077	7,326
Available for sale, at fair value	1,193	1,221	1,272
FHLB stock	1,107	1,107	2,307
Other investments, at cost	3,000	3,000	--
Loans held for sale	3,981	3,407	5,798

Loans receivable	718,112	714,833	685,669
Less: Allowance for loan losses	(9,544)	(9,565)	(9,590)
Net loans receivable	708,568	705,268	676,079

Premises and equipment, net	18,053	18,307	18,013
OREO and other repossessed assets, net	2,221	2,887	3,005
BOLI	19,539	19,402	18,994
Accrued interest receivable	2,655	2,743	2,443
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,910	1,871	1,710
Other assets	2,911	2,220	3,111
Total assets	$1,001,201	$993,895	$946,682

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$222,302	$210,108	$186,239
Deposits: Interest-bearing	658,109	665,966	622,613
Total deposits	880,411	876,074	808,852

FHLB borrowings	--	--	30,000
Other liabilities and accrued expenses	2,947	3,709	3,001
Total liabilities	883,358	879,783	841,853

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,390,227 shares issued and outstanding – March 31, 2018 7,367,327 shares issued and outstanding – December 31,2017 7,345,477 shares issued and outstanding – March 31, 2017	13,891	13,540	12,986
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(265)	(331)	(529)
Retained earnings	104,349	101,039	92,550
Accumulated other comprehensive loss	(132)	(136)	(178)
Total shareholders' equity	117,843	114,112	104,829
Total liabilities and shareholders' equity	$1,001,201	$993,895	$946,682

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2018	2017	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.75%	1.50%	1.35%
Return on average equity (a)	14.79%	12.90%	12.24%
Net interest margin (a)	4.19%	4.19%	3.88%
Efficiency ratio	56.83%	57.08%	60.67%

	Six Months Ended
	March 31,	March 31,
	2018	2017
PERFORMANCE RATIOS:
Return on average assets (a)	1.63%	1.37%
Return on average equity (a)	13.86%	12.55%
Net interest margin (a)	4.19%	3.90%
Efficiency ratio	56.96%	59.86%

	March 31,	Dec. 31,	March 31,
	2018	2017	2017
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,932	$2,113	$1,894
Loans past due 90 days and still accruing	--	--	135
Non-performing investment securities	470	500	638
OREO and other repossessed assets	2,221	2,887	3,005
Total non-performing assets (b)	$4,623	$5,500	$5,672

Non-performing assets to total assets (b)	0.46%	0.55%	0.60%
Net charge-offs (recoveries) during quarter	$21	$(12)	$3
Allowance for loan losses to non-accrual loans	494%	453%	506%
Allowance for loan losses to loans receivable (c)	1.33%	1.34%	1.40%
Troubled debt restructured loans on accrual status (d)	$2,970	$3,282	$6,428

CAPITAL RATIOS:
Tier 1 leverage capital	11.66%	11.45%	10.89%
Tier 1 risk-based capital	16.76%	16.49%	15.77%
Common equity Tier 1 risk-based capital	16.76%	16.49%	15.77%
Total risk-based capital	18.01%	17.74%	17.02%
Tangible common equity to tangible assets (non-GAAP)	11.27%	10.98%	10.54%

BOOK VALUES:
Book value per common share	$15.95	$15.49	$14.27
Tangible book value per common share (e)	15.18	14.72	13.50
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $155, $199 and $404 reported as non-accrual loans at March 31, 2018, December 31, 2017 and March 31, 2017, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$717,502	5.29%	$709,079	5.26%	$688,506	5.14%
Investment securities and FHLB stock (1)	13,190	1.97	12,451	2.70	10,866	2.94
Interest-bearing deposits in banks and CD's	187,181	1.61	180,038	1.37	171,203	0.90
Total interest-earning assets	917,873	4.48	901,568	4.45	870,575	4.27
Other assets	58,590		60,128		59,561
Total assets	$976,463		$961,696		$930,136

Liabilities and Shareholders' Equity
NOW checking accounts	$217,734	0.21%	$212,550	0.21%	$208,736	0.22%
Money market accounts	141,594	0.53	136,466	0.38	127,935	0.34
Savings accounts	143,449	0.06	141,266	0.06	134,073	0.06
Certificates of deposit accounts	139,620	1.01	138,687	0.96	144,021	0.86
Total interest-bearing deposits	642,397	0.42	628,969	0.38	614,765	0.35
FHLB borrowings	--	--	--	--	30,000	4.08
Total interest-bearing liabilities	642,397	0.42	628,969	0.38	644,765	0.52

Non-interest-bearing demand deposits	214,722		216,907		178,977
Other liabilities	3,868		3,732		4,208
Shareholders' equity	115,476		112,088		102,186
Total liabilities and shareholders' equity	$976,463		$961,696		$930,136

Interest rate spread		4.06%		4.07%		3.75%
Net interest margin (2)		4.19%		4.19%		3.88%
Average interest-earning assets to
average interest-bearing liabilities	142.88%		143.34%		135.02%
_____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income/average interest-earning assets

Timberland Fiscal Q2 2018 Earnings
April 24, 2018

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
($ in thousands)
(unaudited)

	For the Six Months Ended
	March 31, 2018		March 31, 2017
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$713,245	5.28%	$686,689	5.13%
Investment securities and FHLB Stock (1)	12,816	2.31	10,929	3.18
Interest-bearing deposits in banks and CD's	183,572	1.49	162,433	0.81
Total interest-earning assets	909,633	4.47	860,051	4.29
Other assets	59,366		58,317
Total assets	$968,999		$918,368

Liabilities and Shareholders' Equity
NOW checking accounts	$215,113	0.21%	$205,526	0.23%
Money market accounts	139,002	0.46	124,081	0.33
Savings accounts	142,346	0.06	130,829	0.06
Certificate of deposit accounts	139,148	0.98	145,746	0.84
Total interest-bearing deposits	635,609	0.40	606,182	0.36
FHLB borrowings	--	--	30,000	4.08
Total interest-bearing liabilities	635,609	0.40	636,182	0.54

Non-interest-bearing demand deposits	215,826		177,860
Other liabilities	3,800		4,363
Shareholders' equity	113,764		99,963
Total liabilities and shareholders' equity	$968,999		$918,368

Interest rate spread		4.07%		3.76%
Net interest margin (2)		4.19%		3.90%
Average interest-earning assets to
average interest-bearing liabilities	143.11%		135.19%
_____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income/average interest-earning assets